Exhibit 10.1

EXECUTION VERSION

LEASE

by and between

BMR-3200 Walnut Street LLC,

a Delaware limited liability company]

and

Array BioPharma Inc.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this         day of             , 2006, by and between BMR-3200 Walnut Street LLC, a Delaware limited liability company (“Landlord”), and Array BioPharma Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord owns certain real property (the “Property”) and the building improvements thereon located at 1885 33rd Street, 1825 33rd Street, 1865 33rd Street and 3200 Walnut Street, Boulder Colorado, including the buildings located thereon (the “Building”) in which the Premises (as defined below) are located; and

WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below) pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto.  The Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, including, without limitation, the Building, are hereinafter collectively referred to as the “Premises.”

2.             Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.          This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2.          Rentable Area of the Premises:  149,984 sq. ft., subject to adjustment pursuant to the terms hereof

2.3.          Initial Monthly Rental Installments of Basic Annual Rent:  149,984 s.f. x $30.00 per s.f. / 12 = $374,960, subject to adjustment pursuant to the terms hereof

2.4.          Initial Basic Annual Rent: 149,984 s.f. x $30.00 per s.f. = $4,499,520, subject to adjustment pursuant to the terms hereof

2.5.          Term Commencement Date:                                , 2006

2.6.          Term Expiration Date:                                         , 2016

2.7.          Security Deposit: $4,499,520

2.8.          Permitted Use:  General office and laboratory use in conformity with Applicable Laws (as defined below)

2.9.          Address for Rent Payment: BMR-3200 Walnut Street LLC, c/o BioMed Realty, L.P., 17190 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attn:  Karen Sztraicher.

2.10.        Address for Notices to Landlord: BMR-3200 Walnut Street LLC, c/o BioMed Realty, L.P., 17190 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attn: General Counsel

2.11.        Address for Notices to Tenant: Array BioPharma Inc., 3200 Walnut Street, Boulder Colorado 80301, Attn: John Moore

2.12.        The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit C	Tenant’s Personal Property
Exhibit D	Rules and Regulations
Exhibit E	Form of Estoppel Certificate
Exhibit F	Nonfunctional Equipment

3.             Term.

3.1.          This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

3.2.          The actual term of this Lease (the “Term”) shall be that period from the Term Commencement Date through the Term Expiration Date, subject to earlier termination of this Lease as provided herein.

4.             Tenant Improvements.

4.1           Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Section 20 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Basic Annual Rent or Additional Rent (as defined below).

4.2           Tenant hereby acknowledges that Tenant knows the condition of the Premises and agrees to accept the same in “as is” condition.  It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises.  Tenant shall have the right to make appropriate repairs and improvements to the Premises in accordance with the terms and conditions of Section 17 hereof (“Tenant Improvements”). Tenant shall be responsible for performing and completing the Tenant Improvements.  Upon the Term Commencement Date, Landlord shall pay to Tenant a tenant improvement allowance (“Tenant Improvement Allowance”) in the amount of $1,700,000.00 to cover the reasonable cost of constructing Tenant’s Tenant Improvements to the Premises and related fees and expenses, including, but not limited to, labor, materials, space planning, construction documents, permits, fees, construction management, etc, as such costs may be demonstrated by Tenant to the reasonable satisfaction of Landlord.  All improvements shall be subject to the requirements of the Lease with respect to alternations and to building standards for finishes and materials.  Any direct or indirect Tenant Improvement costs that exceed the Tenant Improvement Allowance shall be paid by Tenant.  Tenant shall pay to Landlord as Additional Rent the Tenant Improvement Allowance, together with interest thereon at the rate of ten and one-half percent (10.5%) per annum, which amount shall be amortized over the original Term of the Lease and shall be due and payable in equal monthly installments of Twenty-Two Thousand Seven Hundred Thirty-Nine and 97/100 Dollars ($22,739.97) per month when Basic Monthly Rent is due and payable under the Lease

4.3           Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process.

5.             Rent.

5.1.          Tenant shall pay to Landlord as Basic Annual Rent for the Premises, commencing on the Term Commencement Date, the sum set forth in Section 2.4, subject to the rental adjustments provided in Section 6 hereof. Basic Annual Rent shall be paid in equal monthly installments as set forth in Section 2.3 (“Basic Monthly Rent”), subject to the rental adjustments provided in Section 6 hereof, each in advance on the first day of each and every calendar month during the Term.

5.2.          In addition to Basic Annual Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) amounts related to Insurance Costs and Taxes (each as defined below) and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

5.3.          Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.9 or to such other person in the United States or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

6.             Rent Adjustments. The Basic Annual Rent shall be subject to an annual upward adjustment of two percent (2%) of the then-current Basic Annual Rent.  The first such adjustment shall become effective commencing July 1, 2007, and subsequent adjustments shall become effective on every successive July 1 for so long as this Lease continues in effect.

7.             Taxes.

7.1.          Commencing with the Term Commencement Date and continuing for each calendar year or, at Landlord’s option, tax year (each such “tax year” being a period of twelve (12) consecutive calendar months for which the applicable taxing authority levies or assesses Taxes), for the balance of the Term, Tenant shall pay to Landlord the amount of all Taxes levied and assessed for any such year upon the Premises during the Term.  “Taxes” shall mean all government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Premises or any portion thereof, including the parcel or parcels of real property upon which the Building is located or assessments levied in lieu thereof) imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) on the Premises or improvements thereon, any tax on or measured by gross rentals received from the rental of space in the Building, or tax based on the square footage of the Premises or the Building as well as any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Premises or the parking facilities serving the Premises; any tax on this transaction or this Lease; provided, however, that “Taxes” shall in no event include any franchise or income tax or any tax based on net rentals received from the rental of space in the Building. Any amount paid by Tenant for any partial year of the Term shall be prorated on the basis of the number of days of such partial year.  Payment shall be made in the following manner:  Tenant shall pay to Landlord the amounts owed under this Section 7 within thirty (30) days after Landlord gives notice to Tenant of the amount of such Taxes payable by Tenant (or not less than twenty (20) days prior to delinquency, whichever is later). Landlord also shall provide Tenant with a copy of the applicable tax bill or tax statement from the relevant taxing authority.  Notwithstanding the foregoing, if Applicable Laws allow any such Taxes to be paid in installments, then Tenant may make such payments to Landlord in installments, provided that each such installment shall be payable to Landlord not less than twenty (20) days prior to the date upon which payment of the applicable installment to the taxing authority becomes delinquent.  In addition to any other amounts due from Tenant to Landlord, if Tenant fails to pay Taxes to Landlord as herein required, Tenant shall pay to Landlord the amount of any interest, penalties or late charges imposed for late payment.  “Applicable Laws” means all laws, codes, ordinances, rules and regulations of Governmental Authorities having jurisdiction over the Premises or any portion thereof, or over Landlord or Tenant.

(a)           If the Premises are separately assessed, Tenant shall have the right, by appropriate proceedings, to protest or contest in good faith any assessment or reassessment of Taxes, any special assessment, or the validity of any Taxes or of any change in assessment or tax rate; provided, however, that prior to any such challenge Tenant must either (a) pay the Taxes alleged to be due in their entirety and seek a refund from the appropriate authority or (b) post a bond in an amount sufficient to ensure full payment of the Taxes, including any potential interest, late charges and penalties. Upon a final determination with respect to any such contest or protest, Tenant shall promptly pay to the appropriate Governmental Authority all sums found to be due with respect thereto. In any such protest or contest, Tenant may act in its own name, and at the request of Tenant, Landlord shall cooperate with Tenant in any way Tenant may reasonably require in connection with such contest or protest, including signing such documents as Tenant reasonably shall request, provided that such cooperation shall be at no expense to Landlord and shall not require Landlord to attend any appeal or other hearing.  Any such contest or protest shall be at Tenant’s sole expense, and if any penalties, interest or late charges become payable with respect to the Taxes as a result of such contest or protest, Tenant shall pay the same.

(b)           If Tenant obtains a refund as the result of Tenant’s protest or contest, and subject to Tenant’s obligation to pay Landlord’s costs (if any) associated therewith, Tenant shall be entitled to such refund to the extent it relates to the Premises during the Term.

7.2.          Tenant shall be solely responsible for the payment of any and all taxes levied upon personal property and trade fixtures located upon the Premises, and shall pay the same at least ten (10) days prior to delinquency.

7.3.          If, at any time during the Term under the laws of any Governmental Authority, a tax or excise on rent or any other tax howsoever described is levied or assessed by any such political body against Landlord on account of rentals payable to Landlord hereunder, such tax or excise shall be considered “Taxes” for the purposes of this Section 7, although any amount assessed against Landlord as state or federal income tax shall not be deemed “Taxes.”

7.4.          To the extent Landlord is required by a lender, Tenant shall timely pay all tax and insurance impound payments due on the Premises.

8.             Rentable Area.

8.1.          The term “Rentable Area” as set forth in Section 2, and as may otherwise be referenced within this Lease.

8.2.          The “Rentable Area” of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls.  The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

9.             Security Deposit.

9.1.          Tenant has deposited with Landlord the sum set forth in Section 2.7 (payable in cash or, in the form of a letter of credit reasonably acceptable to Landlord) (the “Security Deposit”), which Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Commencement Date and ending upon the expiration or termination of this Lease.  If Tenant defaults with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default.  If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, or replenish the letter of credit to the amount required hereunder, and Tenant’s failure to do so shall be a material breach of this Lease.  Landlord shall not be required to keep this Security Deposit separate from its general fund, and Tenant shall not be entitled to interest on the Security Deposit.

9.2.          In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable, standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, but shall be transferable at Tenant’s sole cost and expense by Landlord to any subsequent purchaser or encumbrancer of the Building, and (iv) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that an event of Default has occurred under this Lease, and (v) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration.  Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder; provided that Tenant shall be permitted to restore the original balance of the letter of credit and have the corresponding cash Security Deposit returned to Tenant.

9.3.          In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

9.4.          Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit.  This provision shall also apply to any subsequent transfers.

9.5.          If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

10.           Use.

10.1.        Tenant shall use the Premises for the purpose set forth in Section 2.8, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

10.2.        Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above.  Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

10.3.        Tenant shall not knowingly do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Premises, and shall comply with all rules, orders, regulations and requirements of the insurers of the Premises, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

10.4.        No awnings or other projections shall be attached to any outside wall of the Building.

10.5.        No additional sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on any part of the exterior of the Building or on the Property without Landlord’s prior written consent, which will not be unreasonably withheld.  By executing this Lease, Landlord hereby approves the signage currently existing on the Premises.

10.6.        Tenant shall not use or allow the Premises to be used for unlawful purposes, nor shall Tenant knowingly cause, maintain or permit any nuisance or waste in, on or about the Premises.

10.7.        Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises to comply with the ADA.  The provisions of this Section 10.7 shall survive the expiration or earlier termination of this Lease.

11.           Brokers.

11.1.        Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Lease.

11.2.        Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

11.3.        Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease.  Landlord is executing this Lease in reliance upon Tenant’s representations and warranties contained within Sections 11.1 and 11.2.

12.           Holding Over.

12.1.        If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) the Basic Annual Rent in accordance with Section 5, as adjusted in accordance with Section 6, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including, without limitation, payments for Taxes and insurance. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

12.2.        Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the Basic Monthly Rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term.

12.3.        Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

12.4.        The foregoing provisions of this Section 12 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

13.           Property Management Fee. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, the “Property Management Fee,” which shall equal $2,645.00 per month.

14.           Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, or with respect to the suitability of the Premises for the conduct of Tenant’s business.  Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that Tenant accepts the Premises “as is.”

15.           Utilities and Services.

15.1.        Tenant shall, at its sole cost and expense, promptly and properly observe and comply with (including in the making by Tenant of any alterations to the Premises) all present and future orders, regulations, directions, rules, laws, ordinances, and requirements of all Governmental Authorities arising from the use or occupancy of, or applicable to, the Premises or any portion thereof.

15.2.        Within sixty (60) days after the Term Commencement Date, and within sixty (60) days after the beginning of each calendar year during the Term, Landlord shall give Tenant a written estimate for such calendar year of insurance provided by Landlord (“Insurance Costs”). Tenant shall pay such estimated amount to Landlord in advance in equal monthly installments. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for the operation and maintenance of the Premises during such year (the “Annual Statement”), and Tenant shall pay to Landlord the costs incurred in excess of the payments previously made by Tenant within ten (10) days of receipt of the Annual Statement.  In the event that the payments previously made by Tenant for the operation and maintenance of the Premises exceed Tenant’s obligation, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall remit such excess amount to Tenant.

15.3.        Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant required at the Premises. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; governmental regulation, moratorium or other governmental action (collectively, “Force Majeure”). In the event of such failure, Tenant shall not be entitled to termination of this Lease, any abatement or reduction of Rent, or relief from the operation of any covenant or agreement of this Lease.  Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

16.           Alterations.

16.1.        Tenant shall make no alterations, additions or improvements in or to the Premises that cost in excess of $100,000 without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed alteration, addition or improvement affects (a) any structural portions of the Building, including exterior walls, roof, foundation or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for laydown areas and such other information concerning the nature and cost of the alterations as Landlord may reasonably request.

16.2.        Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

16.3.        Tenant shall accomplish any work performed on the Premises in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.

16.4.        Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws.  Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc showing any changes in the Premises for which Landlord’s approval is required pursuant to Section 16.1.

16.5.        Before commencing any work for which Landlord’s approval is required pursuant to Section 16.1, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work.

16.6.        All alterations, attached equipment, fixtures, additions and improvements, subject to Section 17.6, attached to or built into the Premises, made by either of the Parties, including, without limitation, all flooring and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall, unless, prior to such construction or installation, Landlord elects otherwise, become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof.

16.7.        Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises.  During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

16.8.        Except as to those items listed on Exhibit C attached hereto, all fixtures (except for Tenant’s trade fixtures), built-in furniture and cabinets installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

16.9.        Notwithstanding any other provision of this Section 16 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

16.10.      Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

16.11.      After final completion of the Tenant Improvements (or any other alterations, improvement or additions performed by Tenant with respect to the Premises) for which Landlord approval is required pursuant to Section 16.1, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other alterations, improvement or additions performed by Tenant with respect to the Premises).

17.           Repairs and Maintenance.

17.1.        Tenant, at its sole cost and expense, shall maintain and keep the Premises, all improvements thereon, and all appurtenances thereto, including but not limited to sidewalks, parking areas, curbs, roads, driveways, lighting standards, landscaping, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, and all signs, both illuminated and non-illuminated that are now or hereafter on the Premises, in good condition and in a manner consistent with the Permitted Use. Tenant shall make all repairs, replacements and improvements, including, without limitation, all structural, roof, HVAC, plumbing and electrical repairs, replacements and improvements required, and shall keep the same free and clear from all rubbish and debris. All repairs made by Tenant shall be at least equal in quality to the original work, and shall be made only by a licensed bondable contractor.  Tenant shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Premises. Tenant shall indemnify, defend (by legal counsel acceptable to Landlord) and hold harmless Landlord from and against any and all Claims (as defined below) arising out of the failure of Tenant or Tenant’s Agents to perform the covenants contained in this paragraph.  “Tenant’s Agents” shall be defined to include Tenant’s officers, employees, agents, contractors, invitees, customers and subcontractors.

17.2.        Tenant shall maintain the lines designating the parking spaces in good condition and paint the same as often as may be necessary, so that they are easily discernable at all times; resurface the parking areas as necessary to maintain them in good condition; paint any exterior portions of the Building as necessary to maintain them in good condition; maintain the roof and landscaping in good condition; maintain sightly screens, barricades or enclosures around any waste or storage areas; and take all reasonable precautions to insure that the drainage facilities of the roof are not clogged and are in good and operable condition at all times.

17.3.        There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein; provided that Landlord shall not unreasonably interfere with Tenant’s use or quiet enjoyment of the Premises.

17.4.        Except as provided in Section 21 (Damage or Destruction), during the Term, Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises.  Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord’s duty to maintain its premises in a tenantable condition. Notwithstanding the foregoing, if Tenant shall fail, after reasonable notice, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default by Tenant, may so maintain or make such repair and may charge Tenant for the costs thereof. Any expense reasonably incurred by Landlord in connection with the making of such repairs may be billed by Landlord to Tenant monthly or, at Landlord’s option, immediately, and shall be due and payable within ten (10) days after such billing or, at Landlord’s option, may be deducted from the Security Deposit.

17.5.        Landlord and Landlord’s agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant’s obligations hereunder, all without unreasonable interference from Tenant or Tenant’s Agents.  Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable notice.

17.6.        Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear excepted. The parties acknowledge the nonfunctional status of certain equipment listed on Exhibit F attached hereto (the “Nonfunctional Equipment”). Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

17.7.        This Section 17 relates to repairs and maintenance arising in the ordinary course of operation of the Premises and any related facilities.  In the event of fire, earthquake, flood, vandalism, war or similar cause of damage or destruction, Section 21 shall apply in lieu of this Section 17.

18.           Liens.

18.1.        Subject to the immediately succeeding sentence, Tenant shall keep the Premises free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises for work claimed to have been done for Tenant, or materials claimed to have been furnished to Tenant, shall be discharged or bonded by Tenant within ten (10) days after Tenant is given notice thereof, at Tenant’s sole cost and expense.

18.2.        Should Tenant fail to discharge or bond against any lien of the nature described in Section 18.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.

18.3.        In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.

19.           Indemnification and Exculpation.

19.1.        Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising from injury or death to any person or injury to any property occurring within or about the Premises arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s willful misconduct or gross negligence.

19.2.        Notwithstanding any provision of Section 19.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, or Landlord’s willful misconduct or gross negligence.  Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 19.2.

19.3.        Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party in connection with the Premises.

19.4.        Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal.  If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

19.5.        The provisions of this Section 19 shall survive the expiration or earlier termination of this Lease.

20.           Insurance; Waiver of Subrogation.

20.1.        Landlord shall maintain insurance for the Property and the Building in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns).  Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services.  Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, but only to the extent such are made a part of or are affixed to the Building.

20.2.        In addition, Landlord shall carry public liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Property.

20.3.        Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars

($2,000,000) per occurrence for death or bodily injury and not less than One Million Dollars ($1,000,000) for property damage with respect to the Premises.

20.4.        The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord.  No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer.  All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry.  Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.  Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders.  Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

20.5.        Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, except to the extent caused by Landlord’s gross negligence or intentional misconduct.  Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

20.6.        In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Premises or any portion thereof, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Premises.

20.7.        Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage.  Such waivers shall continue so long as their respective insurers so permit.  Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 20.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.  If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium.  If the parties do not accomplish either (a) or (b), then this Section 20.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium.  If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party.  If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 20.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

20.8.        Any costs incurred by Landlord pursuant to this Section 20 shall be included as Insurance Costs payable by Tenant pursuant to this Lease.

21.           Damage or Destruction.

21.1.        In the event of a partial destruction of the Premises by fire or other perils covered by extended coverage insurance not exceeding 50% of the full insurable value thereof, and provided that the damage thereto is such that the Premises may be repaired, reconstructed or restored within a period of 12 months from the date of the happening of such casualty.  Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Premises, and this Lease shall continue in full force and effect.

21.2.        In the event of any damage to or destruction of the Premises other than as described in Section 21.1, Landlord may elect to repair, reconstruct and restore the Premises, in which case this Lease shall continue in full force and effect.  If Landlord elects not to repair the Premises, then this Lease shall terminate as of the date of such damage or destruction.

21.3.        Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Premises within sixty (60) days following the date of damage or destruction.

21.4.        Upon any termination of this Lease under any of the provisions of this Section 21, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

21.5.        In the event of repair, reconstruction and restoration as provided in this Section 21, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

21.6.        Notwithstanding anything to the contrary contained in this Section 21, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, if such Force Majeure event continues for more than 120 days, Tenant shall have the right to terminate this Lease.  Tenant shall be released from any obligations under this Lease (except with regard to those provisions that, by their express terms, survive the expiration or earlier termination hereof) if, on the date that is 12 months after the date of damage or destruction, the repair, reconstruction or restoration required to be performed by Landlord to provide Tenant use of the Premises is not then Substantially Completed.

21.7.        If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant.  In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises.

21.8.        Notwithstanding anything to the contrary contained in this Section 21, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Section 21 occurs during the last eighteen (18) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefore, unless such lack of availability is due to Landlord’s failure to maintain insurance in accordance with this Lease.

21.9.        Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Premises; provided that Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property.  If the Premises are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the alterations constructed by Tenant pursuant to this Lease, provided Tenant is not then in default under this Lease.

22.           Eminent Domain.

22.1.        In the event the whole of the Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

22.2.        In the event of a partial taking of the Premises, or of drives, walkways or parking areas serving the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s reasonable opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

22.3.        Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location.  Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

22.4.        If, upon any taking of the nature described in this Section 22, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking.  To the extent such restoration is feasible, as determined by Landlord in its reasonable discretion, the Rent shall be decreased by a number, the numerator of which is the rental value of the Premises prior to such taking, and the denominator of which is the value of the Premises after such taking.

23.           Defaults and Remedies.

23.1.        Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant.  In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by Applicable Laws.

23.2.        No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.  If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

23.3.        If Tenant fails to pay any sum of money (other than Basic Annual Rent or Rental Adjustments) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for 5 days after Landlord delivers notice to Tenant demanding performance by Tenant; or that such failure by Tenant unreasonably interfered with the efficient operation of the Premises, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord.  Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or highest rate permitted by Applicable Laws, whichever is less.

23.4.        The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a)           The abandonment or vacation of the Premises by Tenant;

(b)           The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of 5 days after written notice thereof from Landlord to Tenant;

(c)           The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Subsections 23.4(a) and 23.4(b)) to be performed by Tenant, where such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than 30 days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said 30-day period and thereafter diligently prosecute the same to completion;

(d)           Tenant makes an assignment for the benefit of creditors;

(e)           A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f)            Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Code;

(g)           Any involuntary petition if filed against Tenant under any chapter of the Code and is not dismissed within one hundred twenty (120) days;

(h)           Failure to deliver an estoppel certificate within 5 days of the time period required in accordance with Section 28; or

(i)            Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

(j)            Notices given under this Section 23.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises.  No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

(k)           Notwithstanding any other provision in this Section 23.4, in the event the occurrence of any of the events specified in subparagraphs (a) through (j) above cause a condition that poses an imminent threat to the public health, safety or welfare, the applicable cure periods set forth in such subparagraph shall not apply, and the occurrence of such event shall immediately constitute a material “Default” hereunder.

23.5.        In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby.  In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from

Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:

(a)           The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(b)           The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(c)           The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(d)           Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e)           At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 23.5(a) and 23.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 23.1. As used in Subsection 23.5(c) above, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage points.

23.6.        If Landlord does not elect to terminate this Lease as provided in Section 23.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease.  At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

23.7.        In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name.  Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant.  The proceeds of any such reletting shall be applied as follows:

(a)           First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b)           Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c)           Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d)           Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

23.8.        All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative.  Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

23.9.        Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

23.10.      To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

23.11.      Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure to continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

23.12.      In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall promptly furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

24.           Assignment or Subletting.

24.1.        Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably withhold or delay; provided that, without the consent of Landlord, Tenant may assign this Lease to a party that acquires substantially all the assets of or equity in Tenant.

24.2.        In the event Tenant desires to effect a Transfer, then, at least forty-five (45) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall provide written notice to Landlord (the “Assignment Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Assignment Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. Tenant shall also tender to Landlord reasonable attorneys’ fees and other costs or overhead expenses incurred by Landlord in reviewing Tenant’s request for such Transfer; provided that such costs and expenses shall not exceed $2,000.00.

24.3.        Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises.  In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications, seeking a material change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code.

24.4.        As conditions precedent to Tenant subleasing or transferring any rights to the Premises, Landlord may require any or all of the following:

(a)           Tenant shall remain fully liable under this Lease during the unexpired Term;

(b)           Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c)           Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including, without limitation, reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request; provided that such costs and expenses shall not exceed $2,000.00.

(d)           If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after deductions for any transaction costs incurred by Tenant, including marketing expenses, tenant improvement allowances, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent..  If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e)           The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f)            Any such Transfer shall be effected on Landlord’s forms;

(g)           Tenant shall not then be in material default hereunder in any respect;

(h)           Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, without Landlord’s written agreement to the same;

(i)            Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing the Transfer; and

(j)            A list of Hazardous Materials (as defined in Section 38.7 below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises.  Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 38.2.

24.5.        Any Transfer that is not in compliance with the provisions of this Section 24 shall be void and shall, at the option of Landlord, terminate this Lease.

24.6.        The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease unless otherwise agreed in writing by Landlord.

24.7.        Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant, unless otherwise agreed in writing by Landlord.  The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

24.8.        If Tenant delivers to Landlord an Assignment Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than as provided within Section 24.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Assignment Notice, to terminate this Lease as of the date specified in the Assignment Notice as the Assignment Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.  If Landlord exercises such option, then Tenant shall have the right to withdraw such Assignment Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease.  In the event Tenant withdraws the Assignment Notice as provided in this Section 24.8, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

24.9.        If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

25.           Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, then the prevailing party shall be entitled to have and recover from the non-prevailing party reasonable attorneys’ fees, charges and disbursements and costs of suit.

26.           Bankruptcy. In the event a debtor, trustee or debtor in possession under the Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

26.1.        Those acts specified in the Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

26.2.        A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

26.3.        A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

26.4.        The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

27.           Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest.  In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, the Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property.  Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

28.           Estoppel Certificate. Tenant shall, within ten (10) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit E, or on any other form reasonably requested by a proposed

Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.  Tenant’s failure to deliver such statement within 5 days of the prescribed time shall, at Landlord’s option, constitute a Default under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

29.           Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

29.1.        Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

29.2.        The term “Tenant” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

30.           Limitation of Landlord’s Liability.

30.1.        If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Premises.

30.2.        If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture.  If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord, except as may be necessary to secure jurisdiction of the corporation. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company.  No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

30.3.        Each of the covenants and agreements of this Section 30 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

31.           Premises Control by Landlord.

31.1.        Landlord reserves full control over the Premises to the extent not inconsistent with Tenant’s enjoyment of the same as provided by this Lease.  This reservation includes, without limitation, Landlord’s right to subdivide the Property, convert the Building to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Building separate from fee title to the Property.

31.2.        Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided by this Lease.

31.3.        Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility and (e) access the telephone equipment, electrical substation and fire risers. In connection with any such alteration, improvement or repair as described in Section 17.4 above, Landlord may erect in the Premises scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed.  In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 31.3; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible, and such activities shall not materially interfere with Tenant’s use and quiet enjoyment of the Premises.  Landlord shall at all times retain a key with which to unlock all of the doors in the Premises.  If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

32.           Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

33.           Subordination and Attornment.

33.1.        This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Premises or any portion thereof and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

33.2.        Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request.  If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant.  Such power is coupled with an interest and is irrevocable.

33.3.        In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

33.4.        Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under this Lease, its peaceful use and occupancy of the Premises under this Lease shall not be impaired, restricted or terminated by any mortgagee, grand lessor, beneficiary, or secured party.

34.           Surrender.

34.1.        No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

34.2.        The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises or any portion thereof, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

34.3.        The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Premises or any portion thereof, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises and shall, at the option of the successor to Landlord’s interest in the Premises or any portion thereof operate as an assignment of this Lease.

35.           Waiver and Modification. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.  The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

36.           Waiver of Jury Trial and Counterclaims. The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

37.           [Intentionally omitted]

38.           Hazardous Materials.

38.1.        Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees.  If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises or any adjacent property, or if contamination of the Premises or any adjacent property by Hazardous Materials is caused by Tenant or its agents, contractors, invitees or employees during the term of this Lease or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Premises or any portion thereof; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises; damages arising from any adverse impact on marketing of space in the Premises; and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises.  Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises or any adjacent property caused or permitted by Tenant results in any contamination of the Premises or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold or delay; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises.

38.2.        Landlord acknowledges that it is not the intent of this Section 38 to prohibit Tenant from operating its business as described in Section 2.8 above. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws.  As a material inducement to

Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant has delivered to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List: (a) upon any contamination of the Premises; or (b) upon the request of Landlord, which Landlord shall not request more than once per year.  Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority:  permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises (provided that installation of below-ground storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on or under the Premises for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.

38.3.        Notwithstanding the provisions of Section 38.1 above, if (a) any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (ii) any proposed transferee, assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

38.4.        At any time, and from time to time,  prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees.  Tenant shall pay all reasonable costs of such tests of the Premises.

38.5.        If underground or other storage tanks storing Hazardous Materials are located on the Premises or are hereafter placed on the Premises by any party, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

38.6.        Tenant’s obligations under this Section 38 shall survive the expiration or earlier termination of the Lease.  During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall continue to pay Rent in accordance with this Lease, which Rent shall be prorated daily, but only to the extent that the Premises are rendered untenantable by such activity.

38.7.        As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

39.           [Intentionally omitted]

40.           Miscellaneous.

40.1.        This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, Landlord shall receive all payments required to be made by Tenant free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises except as specifically provided herein. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord.  Tenant shall at

Tenant’s sole cost and expense be responsible for the management of the Premises, shall maintain the landscaping and parking lot, and shall make those additional repairs and alterations required of Tenant hereunder to maintain the Premises in good order, condition and repair subject to the conditions of the Premises as of the Term Commencement Date.

40.2.        Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter.  The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

40.3.        Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4.        Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

40.5.        Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.6.        Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

40.7.        The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

40.8.        Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.9.        Landlord may, but shall not be obligated to, record this Lease or a short form memorandum hereof without Tenant’s consent.  Neither party shall record this Lease.  Tenant shall be responsible for the cost of recording any memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation.

40.10.      The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.11.      Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 40.11 shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.12.      Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered two (2) days after the time the notifying party deposits the notice with the United States Postal Service.  Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.10 and 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40.13.      This Lease shall be governed by, construed and enforced in accordance with the laws of the State in which the Premises are located, without regard to such State’s conflict of law principles.

40.14.      That individual or those individuals signing this Lease guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

40.15.      If not publicly available, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition.  Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

40.16.      This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.           Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term of this Lease upon the following terms and conditions:

41.1.        Tenant shall have two (2) consecutive options to extend the Term of this Lease by five (5) years each (each, an “Extended Term”) on the same terms and conditions as this Lease, except that the Monthly Base Rent payable under this Lease shall be 95% of the Fair Market Rental Value.  “Fair Market Rental Value” shall mean the fair market value of laboratory/office space of similar age and finish in the Boulder, Colorado market taking into account all relevant factors, including without limitation, improvement allowances or rent concessions granted in connection with such other leases, provided, however, that in no event shall any leasehold improvement made by Tenant following the Commencement Date ever be considered in any valuation of the fair market value of the space.  The Basic Annual Rent of each Extended Term shall be subject to an annual upward adjustment of two percent (2%) of the then-current Basic Annual Rent.

41.2.        The Option is not assignable separate and apart from this Lease.

41.3.        The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the (i) expiration of the initial Term in the case of the first Extended Term, or (ii) expiration of the first Extended Term in the case of the second Extended Term.  If said notice is not delivered within said time period(s), the Option shall terminate.

41.4.        Within thirty (30) days after receiving Tenant’s notice extending the Term of this Lease pursuant to Section 41.3 above, Landlord shall provide Tenant with Landlord’s good faith estimate of 95% of the Fair Market Rental Value of the Premises for the Extended Term.  If Tenant is unwilling to accept Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then either party may obtain and deliver to the other party an independent appraisal of the Fair Market Rental Value of the Premises within ten (10) days after the expiration of such thirty (30) day period.  Within fifteen (15) days after receiving such party’s appraisal, the responding party may elect to obtain at its own expense and deliver to the initiating party a second independent appraisal of the Fair Market Rental Value of the Premises.  If the second appraiser shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Premises shall be determined by the initiating party’s appraisal. If the second appraiser shall have been so appointed, the two appraisers thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second appraiser, appoint a third appraiser.  If the two initial appraisers are unable timely to agree on the third appraiser, then either may, on behalf of both, request such appraiser by the Denver office of JAMS Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction.  Within fifteen (15) days after the appointment of the third appraiser, the Fair Market Rental Value of the Premises shall be the arithmetical average of the two appraisals closest in their determination of fair market rental value which amount shall be binding upon the parties. All appraisers shall be qualified MAI appraisers who are independent from the parties and have had at least ten (10) years commercial real estate experience in the greater Denver area and significant experience dealing with the laboratory space sub-market.  Each party shall pay the fees of its own appraiser, and the fees of the third appraiser shall be shared equally by the parties.

41.5.        Notwithstanding anything contained in this Section 41, Tenant shall not have the right to exercise the Option:

(a)           During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b)           At any time after an event of Default as described in Section 23.4 of the Lease (provided, however, that, for purposes of this Subsection 41.5(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c)           In the event that Tenant has defaulted in the performance of its obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 23.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

41.6.        The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of Section 41.4.

41.7.        All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease three (3) or more times and a service or late charge under Section 23.1 has become payable for any such default during the immediately preceding 24-month period, whether or not Tenant has cured such defaults.

42.           Equal Termination Date Extension Option. In addition to the Option described in Section 41, Tenant shall also have an option to extend the Term of this lease, as the same may otherwise be extended pursuant to the terms hereof, so that the Lease Term shall expire upon the expiration of the term of the Longmont Lease (as defined below), as the term of the Longmont Lease may be extended from time to time (the “Equal Termination Date Extension Option”).

The “Longmont Lease” shall have the meaning as defined in that certain Assignment Agreement dated June 21, 2006, between Tenant and BioMed Realty, L.P.  The Equal Termination Date Extension Option is conditioned upon Tenant giving Landlord written notice of its election to exercise such Option at least 12 months prior to the expiration of the initial Term.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-3200 Walnut Street LLC,
a Delaware limited liability company

By:	BioMed Realty, L.P.,
a Maryland limited partnership,
its Member

Name:
Title:

TENANT:

Array BioPharma Inc.,
a Delaware corporation

By:

Name: Mike Carruthers
Title: CFO

EXHIBIT A

PREMISES

Premises: Lot 1, Synergen Subdivision Filing No. 3, County of Boulder, State of Colorado, the Plat of which was recorded November 7, 1996 on Film 2168 as Reception No. 1656392 in Plan File P-32, F-3, No. 25.

EXHIBIT B

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE
AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of                             , 2006, with reference to that certain Lease (the “Lease”) dated as of                            , 2006 by Array BioPharma Inc., a Delaware corporation (“Tenant”), in favor of BMR-3200 Walnut Street LLC, a Delaware limited liability company (“Landlord”).  All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1.             Tenant accepted possession of the Premises as-is on                            , 2006.

2.             The Premises are in good order, condition and repair except as described on Exhibit      of the Lease.

3.             The Tenant Improvements required to be constructed by Landlord under the Lease have been substantially completed.

4.             All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5.             The Term Commencement Date is           , 2006, and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Lease Expiration Date shall be              , 2016.

6.             Tenant commenced occupancy of the Premises under this Lease for the Permitted Use on                  , 2006.

7.             The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [              ]].

8.             Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9.             The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [              ], 20[    ].

10.           The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of [              ], 2016.

TENANT:

ARRAY BIOPHARMA INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C

TENANT’S PERSONAL PROPERTY

Tenant’s Personal Property includes all non-attached furniture, fixtures and equipment.  In addition, for purposes of this Lease, “Tenant Personal Property” shall also include attached trade fixtures, equipment and improvements installed by Tenant prior to the Effective Date (the “Additional Tenant Property”). The Additional Tenant Property shall be transferred to and owned by Landlord at the end of the Lease Term.

EXHIBIT D

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE.  IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1.             Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

2.             Tenant shall not obstruct any sidewalks or entrances to the Building, or any halls, passages, exits, entrances or stairways within the Premises, in any case that are required to be kept clear for health and safety reasons.

3.             No deliveries shall be made that impede or interfere with operation of the Premises.

4.             Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws.

5.             Tenant shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the Premises except to the extent shown on approved Tenant Improvements plans.  Tenant shall not interfere with radio, television or other communications from or in the Premises or elsewhere.

6.             Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Premises are prohibited, and Tenant shall cooperate to prevent such activities.

7.             Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in designated receptacles outside of the Premises.  Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.

8.             The Premises shall not be used for any improper or illegal purpose.

9.             Tenant shall not, without Landlord’s prior written consent, use the name of the Premises, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

10.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

11.           Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

12.           Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant, but no such waiver by Landlord shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant.

13.           These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease.

14.           Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Premises, or the preservation of good order therein; provided, however, that Landlord shall provide written notice to Tenant of such rules and regulations prior to them taking effect and these Rules and Regulations shall not materially interfere with Tenant’s use and quiet enjoyment of the

Premises. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord.

15.           Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-3200 Walnut Street LLC
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
Attention: General Counsel

BioMed Realty, L.P.
c/o BioMed Realty Trust, Inc.
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128

Re:                               1885 33rd Street, 1825 33rd Street, 1865 33rd Street and 3200 Walnut Street (the “Premises”) in Boulder, Colorado (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1.             Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [              ], 20[    ]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [              ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property.  The lease term expires on [              ], 20[    ].

2.             Tenant took possession of the Premises, currently consisting of [              ] square feet, on [              ], 20[    ], and commenced to pay rent on [              ], 20[    ].  Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows:  [              ]].

3.             All base rent, rent escalations and additional rent under the Lease have been paid through [              ], 20[    ]. There is no prepaid rent[, except $[              ]][, and the amount of security deposit is $[              ] [in cash][in the form of a letter of credit]].  Tenant currently has no right to any future rent abatement under the Lease.

4.             Base rent is currently payable in the amount of $[              ] per month.

5.             Tenant is currently paying estimated payments of additional rent of $[              ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6.             All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [              ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7.             The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [              ]].

8.             [Tenant has the following expansion rights or options for the Property: [              ].][Tenant has no rights or options to purchase the Property.]

9.             To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of the Tenant in, on or around the Premises in violation of any environmental laws.

10.           The undersigned has executed this Estoppel Certificate with the knowledge and understanding that BMR-3200 Walnut Street LLC or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate.  The statements contained herein may be relied upon by BMR-3200 Walnut Street LLC, BioMed

Realty, L.P., BioMed Realty Trust, Inc., and any mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [        ] day of [              ], 20[    ].

[              ],

a [              ]

By:
Name:
Title:

EXHIBIT F

NONFUNCTIONAL EQUIPMENT

BUILDING ONE

#	UNIT ID	STATUS
1.	HOUSE VACUUM SYSTEM	NON-FUNCTIONING
2.	VFD FOR EF 10	NON-FUNCTIONING

BUILDING TWO

#	UNIT ID	STATUS
1.	STERLING MUA’S 1-12	NON-FUNCTIONING
2.	AHU 2	NON-FUNCTIONING
3.	STEAM BOILER	NON-FUNCTIONING
4.	HALL-FAN POWERED BOXES (21)	NON-FUNCTIONING
5.	50 HP AIR COMPRESSOR	NON-FUNCTIONING
6.	SEVERAL EXHAUST FANS (13)	NON-FUNCTIONING
7.	CLEAN STEAM BOILER	NON-FUNCTIONING
8.	AUTO CLAVES	NON-FUNCTIONING
9.	SEVERAL SINKS (3)	NON-FUNCTIONING
10.	COOLER ROOM 34	NON-FUNCTIONING
11.	COOLER ROOM 238	NON-FUNCTIONING
12.	COOLER ROOM 40	NON-FUNCTIONING
13.	SEVERAL STEAM POWERED PUMPS (5)	NON-FUNCTIONING
14.	DI WATER SYSTEM	NON-FUNCTIONING
15.	CHILLER ON ROOF	NON-FUNCTIONING
16.	MEULLER PYROPURE	NON-FUNCTIONING
17.	DI WATER TANK 1	NON-FUNCTIONING
18.	DI WATER TANK 2	NON-FUNCTIONING
19.	ANSCO 3043	NON-FUNCTIONING
20.	ANSCO 3023	NON-FUNCTIONING
21.	VWR 1690 GLASS WASH DRYER	NON-FUNCTIONING
22.	STERIS RELIANSCE 500 WASHER	NON-FUNCTIONING
23.	HOUSE VACUUM SYSTEM	NON-FUNCTIONING

BUILDING THREE

#	UNIT ID	STATUS
1.	SMALL CLEAVER BROOKS BOILER	NON-FUNCTIONING
2.	EXHAUST FAN 21	NON-FUNCTIONING
3.	VACUUM PUMP	NON-FUNCTIONING
4.	CLEAN STEAM BOILER	NON-FUNCTIONING
5.	DI WATER SYSTEM	NON-FUNCTIONING
6.	DI-R07	NON-FUNCTIONING
7.	WALK IN COOLER #47160	NON-FUNCTIONING
8.	HEINIOKE WASHING MACHINE	NON-FUNCTIONING
9.	AMSCO 3024 AUTO CLAVE	NON-FUNCTIONING

BUILDING FOUR

#	UNIT ID	STATUS
1.	LIQUID NITROGEN TANK	NON-FUNCTIONING
2.	EF 3	WORKS, NON-FUNCTIONING